Exhibit 99.1

Energous Reports Preliminary Financial Results for Fiscal Year 2025, Marking a Transformational Year of Growth and Platform Expansion

●	Energous reports preliminary revenue of approximately $5.6 million for the year ended December 31, 2025, representing more than 630% year-over-year growth and record annual revenue.

●	For the quarter ended December 31, 2025, Energous reports preliminary revenue of approximately $3.0 million, compared to approximately $1.3 million in the previous quarter.

●	Energous raised approximately $23.9 million in equity capital in 2025, bolstering its balance sheet to support continued product innovation and deployment.

SAN JOSE, Calif. – January 13, 2026 – Energous Corporation d/b/a Energous Wireless Power Solutions (NASDAQ: WATT) (“Energous,” the “Company,” “we,” “us” or “our”), a leader in over-the-air (OTA) wireless power networks, today announced preliminary financial results for the year ended December 31, 2025, highlighting record revenue growth, improved operating performance, and accelerating commercial momentum.

For the year ended December 31, 2025, Energous expects to report annual revenue of $5.6 million versus approximately $0.8 million in 2024, representing an increase of more than 630% year-over-year and the highest recorded annual revenue in the Company’s history. The Company also expects to report a significant improvement in operating performance, with net loss decreasing more than 45% year-over-year, reflecting increased scale, improved cost discipline, and continued progress toward profitability. Energous also strengthened its financial position by raising approximately $23.9 million in equity capital while also eliminating debt and certain liabilities from its balance sheet, enabling sustained investment in product innovation, commercial expansion, and strategic growth initiatives.

Financial momentum continued in the fourth quarter of 2025, with preliminary reported revenue increasing by approximately 139% quarter-over-quarter to approximately $3.0 million, while net loss improved by over 25% compared to the third quarter of 2025.

All results are preliminary and are subject to finalization and adjustment in connection with the preparation of the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

“2025 was a defining year for Energous, marked by consecutive quarters of revenue growth, improved operating performance, and strengthening of our balance sheet to provide crucial capital to drive operating results and strategy,” said Mallorie Burak, CEO and CFO of Energous. “As demand for wireless power accelerates rapidly, we are seeing clear validation of our strategy and technology in the form of growing deployments, expanding customer relationships, and improving financial discipline. These results reflect meaningful progress toward building a scalable, sustainable business positioned for long-term growth.”

Product Breakthroughs and Commercial Validation

In parallel with its financial progress, Energous expanded its product portfolio in 2025 with four new products that further advance the Company’s end-to-end wireless power platform:

1.	e-Sense – a battery-free, maintenance-free wireless sensor for location and temperature monitoring in retail, supply chain, and logistics environments.
2.	e-Compass – a secure, cloud-based platform for managing Wireless Power Network (WPN) deployments.
3.	PowerBridge MOD – a modular, AI-driven transmitter designed for adaptive asset tracking across dynamic environments.
4.	PowerBridge PRO+ – a transmitter featuring an integrated gateway that simplifies deployments while delivering enterprise-grade performance and visibility.

Together, these innovations deliver a fully integrated approach to a battery-free Ambient IoT platform – from power and sensing to data and intelligence. Energous also bolstered its technology foundation in 2025 with 15 new patents granted, reinforcing the Company’s ability to deliver differentiated and defensible solutions across global markets.

Commercial momentum continued to build throughout the year, with the Company successfully joining the Amazon Web Services (AWS) Partner Network, enabling customers to integrate Energous’ wireless power and sensing technologies with AWS cloud services to support scalable, data-driven operations. Energous’ hardware and software solutions are now also qualified and available through the Amazon Marketplace, further streamlining procurement and deployment for enterprise customers.

Alongside these ecosystem developments, the Company achieved several operational milestones throughout the year, including:

●	Support for 410+ retail stores and fulfillment centers.
●	Deployment across three national grocery distribution centers.
●	14 international deployments.
●	More than 25,000 PowerBridge units shipped.
●	Zero product returns on PowerBridge systems.

“This past year marked an important inflection point for Energous, as we translated years of technology development into tangible financial and commercial momentum,” concluded Burak. “With a stronger balance sheet, expanding customer deployments, and a growing ecosystem around our wireless power platform, we believe the Company is well positioned to scale in 2026 and beyond.”

For more information on Energous, visit www.energous.com.

About Energous Wireless Power Solutions

Energous Corporation d/b/a Energous Wireless Power Solutions (NASDAQ: WATT) is pioneering scalable, over-the-air (OTA) wireless power networks that enable unprecedented levels of visibility, control, and intelligent business automation. The Company’s wireless power transmitter and receiver technologies deliver continuous access to wireless power, helping drive a new generation of battery-free devices for asset and inventory tracking and management—from retail sensors, electronic shelf labels, and asset trackers to air quality monitors, motion detectors, and more. For more information, visit www.energous.com or follow on LinkedIn.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements may describe our future plans and expectations and are based on the current beliefs, expectations and assumptions of Energous. These statements generally use terms such as “believe,” “expect,” “may,” “will,” “should,” “could,” “seek,” “intend,” “plan,” “estimate,” “anticipate” or similar terms. Examples of forward-looking statements in this release include, but are not limited to, statements about the future of the global wireless charging industry, our preliminary financial results, and statements about our technology. Factors that could cause actual results to differ from current expectations include: uncertain timing of necessary regulatory approvals; timing of customer product development and market success of customer products; our dependence on distribution partners; and intense industry competition. We urge you to consider those factors, and the other risks and uncertainties described in our most recent Annual Report on Form 10-K as filed with the Securities and Exchange Commission (SEC), any subsequently filed quarterly reports on Form 10-Q as well as in other documents that may have been subsequently filed by Energous, from time to time, with the SEC, in evaluating our forward-looking statements. In addition, any forward-looking statements represent Energous’ views only as of the date of this release and should not be relied upon as representing its views as of any subsequent date. Energous does not assume any obligation to update any forward-looking statements unless required by law.

Contacts

Energous PR
samantha@griffin360.com

Energous IR
ir@energous.com